Exhibit (d)(6)

SPRINT CORPORATION

Charles R. Wunsch	Law, Corporate Transactions
Vice President	6200 Sprint Parkway
Overland Park, Kansas 66251
Voice 913 794 1496
Fax 913 523 9802
charles.wunsch@mail.sprint.com

July 5, 2005

US Unwired Inc.

901 Lakeshore Drive

Lake Charles, Louisiana 70601

Attention: General Counsel

Mutual Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible transaction (the “Proposed Transaction”) between Sprint Corporation (“Sprint”) and US Unwired Inc. (“USU”), each party (the “Disclosing Party”) may disclose and deliver to the other party (the “Receiving Party”) certain information about the Disclosing Party and its properties, employees, financial condition, assets, liabilities, businesses, operations and prospects. All such information furnished by the Disclosing Party or its Representatives (as defined below), whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information”. Proprietary Information includes any and all memoranda, notes, summaries, analyses, extracts, compilations, studies or other documents or material whatsoever prepared by the Receiving Party or any of its Representatives based on the Proprietary Information of the Disclosing Party. Proprietary Information does not include, however, information that (a) is or becomes generally available to or known by the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement, (b) is or becomes available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives or (c) becomes available to the Receiving Party on a non-confidential basis from a person (other than the Disclosing Party or its Representatives) who is not known by Scotland to bound by a confidentiality agreement with the Disclosing Party. As used in this letter agreement, (i) the term “Representative” means, as to any person, such person’s affiliates and controlling persons and its and their directors, officers, employees, agents and advisors (including financial advisors, legal counsel and accountants) and (ii) the term “person” will be broadly interpreted to include any corporation, company, partnership, other entity or individual.

Unless otherwise agreed to in writing by the other party, each party agrees (a) except as required by law or regulatory authority and subject to the fourth full paragraph on page 2, to keep all Proprietary Information of the other party confidential and not to disclose or reveal any such Proprietary Information to any person other than its Representatives who are participating in the evaluation of the Proposed Transaction and (b) not to use any such Proprietary Information for any purpose other than solely to evaluate the Proposed Transaction.

Except as required by law or regulatory authority, each party agrees not to disclose to any person (other than those of its Representatives who are participating in the evaluation of the Proposed Transaction) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including the fact that discussions are taking place with respect thereto, or the status thereof, or the fact that Proprietary Information has been made available to the other party or any of its Representatives. If such disclosure is required by law or regulatory authority, such party will use reasonable best efforts to notify and consult with the other party in advance of such disclosure.

Each party hereby acknowledges that such party is aware, and that such party will advise its Representatives who are informed as to the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters that are the subject of this letter agreement from purchasing or selling securities of such issuer or from communication of such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Each party will cause its Representatives to observe the terms of this letter agreement and will be responsible for any breach of or non-compliance with the terms of this letter agreement by any of its Representatives.

In the event that the Receiving Party or any of its Representatives is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Proprietary Information of the Disclosing Party, the Receiving Party will, as soon as reasonably practicable, provide the Disclosing Party with telephonic notice (followed by prompt written notice) so that the Disclosing Party may seek a protective order or other appropriate remedy, including appeals, or waive compliance with the provisions of this letter agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this letter agreement, the Receiving Party will furnish only that portion of the Proprietary Information of the Disclosing Party or any documents or memoranda based thereon that is legally required, and otherwise exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded to such materials.

Each party acknowledges that neither the other party nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information of the other party, and such party agrees that none of such persons will have any liability to such party or any of its Representatives relating to or arising from the use of any Proprietary Information by such party or its Representatives or for any errors therein or omissions therefrom except as contained in an agreement relating to the Proposed Transaction, when and if executed and delivered by the applicable parties thereto. Each party also agrees that it is entitled to rely solely on such representations and warranties regarding Proprietary Information of the other party as may be made to it in any such agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

If either party notifies the other party that it does not wish to proceed with the Proposed Transaction, each party shall promptly destroy all Proprietary Information of the other party in its possession, and cause the destruction of all Proprietary Information of the other party in the possession of any of its Representatives, and will not retain any copies or other reproductions in whole or in part of such material. Such destruction referred to in this paragraph by each party will be supervised by an authorized officer of such party. Such authorized officer will promptly certify such destruction to the other party in writing.

Each party agrees that, in consideration of the other party furnishing Proprietary Information to the such party, for a period of 12 months from the date of this letter agreement, such party’s employees who are participating in the evaluation of the Proposed Transaction will not, and such party will cause such employees not to, solicit any employee of the other party with whom such employees had contact or who become known to such employees in connection with the evaluation of the Proposed Transaction; provided, however, that the foregoing prohibition shall not apply to any employee of the other party who voluntarily and independently solicits an offer of employment from such party or responds to a general advertisement or similar solicitation program by such party.

Each party agrees that money damages would not be a sufficient remedy for any breach of this letter agreement and that each party will be entitled to equitable relief, including injunction and specific performance, in the event of any breach of any provision of this letter agreement, in addition to all other remedies available at law or in equity, including monetary damages.

If is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Nothing contained in this letter agreement will be deemed to constitute, by implication or otherwise, any agreement or understanding to proceed with the Proposed Transaction or any other business arrangement or transaction. Each party understands and agrees that no contract or agreement providing for any transaction involving the parties shall be deemed to exist between the parties unless and until an agreement has been executed and delivered by the applicable parties thereto.

This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in the state without regard to conflicts of law principles. Each party hereby irrevocably and unconditionally submits to the jurisdiction of any Delaware state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this letter agreement, or for recognition or enforcement of any judgment. Each party agrees that it will not institute or seek to institute any action or proceeding arising out of or relating to this letter agreement (other than an action or proceeding seeking enforcement of a judgment) in any forum other than a Delaware state or federal court sitting in Delaware. Each party hereby consents that legal process in any action or proceeding may be served upon such party by serving it by mail at the address set forth above for such party or at such other address as such party may designate in writing from time to time.

This letter agreement contains the entire agreement between Sprint and USU concerning the subject matter hereof, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon Sprint or USU, unless approved in writing by each party.

This letter agreement will terminate 12 months after the date first above written.

Please confirm your acceptance and agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours, SPRINT CORPORATION

By	/s/ Charles R. Wunsch
Name: Charles R. Wunsch Title: VP

Accepted and Agreed as of the date first above written: US UNWIRED INC.

By	/s/ Jerry E. Vaughn
Name: Jerry E. Vaughn Title: CFO